EMPLOYMENT AGREEMENT



THIS AGREEMENT, is made as of September 4, 1997, provided that the employment hereunder shall be deemed to have commenced on April 1, 1997, by and between THE DIANA CORPORATION, a Delaware Corporation (the "Company"), and DANIEL W. LATHAM (the "Executive").

R E C I T A L S

WHEREAS, Executive is willing to be employed by Company, and the Company is willing to employ the Executive, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in order to set forth the terms and conditions of Executive's employment with Company and in consideration of the covenants and agreements of the parties herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Services. Subject to the terms and upon the conditions hereinafter set forth, the Company hereby employs Executive as Chairman and Chief Executive Officer.
     Executive accepts such employment and agrees to devote his full time and use his best efforts to perform his duties pursuant to this Agreement and to further the business of the Company. Executive shall not, without the prior written consent of the Company as authorized by the Company's Board of Directors ("Board of Directors"), engage directly or indirectly in any other business or occupation during his employment under this Agreement.

2.   Term and Termination.

2.1 Term. Subject to Section 2.2 hereof, the employment of Executive under this Agreement shall be deemed to have commenced on April 1, 1997 and will continue until the occurrence of the first of the following:

          a)   March 31, 1998 (i.e. a term of one year);
          b)   Executive's death; or
          c) Executive's illness, physical or mental disability or other incapacity resulting in Executive's inability to effectively perform the essential functions of his job, with or without reasonable accommodation, for a cumulative period of twelve
               (12) weeks during any period of twelve (12) consecutive months.

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     The term of this Agreement may only be extended by the
     written agreement of both the Company (as approved by the Board of Directors) and the Executive, as provided in
     Section 11.1.

2.2 Termination. The employment of Executive under this Agreement may also be terminated at the option of the Board of Directors upon the occurrence of any of the following:

          a) Executive's conduct involving fraud or moral turpitude or Executive's dishonesty involving Company's business,
          b) Executive's chronic absence from work other than by reason of illness or injury,
          c)   Executive's conviction of any felony,
          d) Executive's conviction of any misdemeanor which is substantially related to Executive's services hereunder,
          e) Executive's continuing use of illegal drugs or other illegal substance (whether or not on the job) after receiving a written notice from the Company to halt such usage or Executive's conviction of a crime involving illegal drugs or other illegal substance,
          f) Executive's continuing use of alcohol (whether or not on the job) after receiving a written notice from the Company to halt such usage or Executive's conviction of a crime involving alcohol, which impairs Executive's ability to perform Executive's duties under this Agreement or has an adverse effect (other than an insignificant effect) on the reputation of the Company or its relationship with any customer or supplier of the Company,
          g) Executive's illegal conduct either within or outside the scope of Executive's employment which has an adverse effect (other than an insignificant effect) on the reputation of the Company or its relationship with any customer or supplier of the Company,
          h) Executive's breach of his obligations under Sections 6, 7, 8 or 9 hereof, or
          i) Executive's breach of any other provision of this Agreement.

     If the Board of Directors terminates the employment of the Executive without any such reason as aforesaid, which Executive agrees the Board of Directors is entitled to do since Executive serves at the discretion of the Board of Directors, then Executive shall nevertheless be entitled to salary and medical benefits only hereunder until the earlier of (i) the date specified in Section 2.1 and (ii) the first anniversary of such termination. In the case of any other termination of the Executive's employment, the salary and benefits hereunder will terminate as of the date of such termination. Reference is made to Section 11.1 of this Agreement

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

     regarding the authority of the Board of Directors to make determinations on behalf of the Company for purposes of this Agreement.

2.3 Effect of Termination. Executive's obligations in Sections 6, 7, 8, and 9 hereof shall survive the termination of Executive's employment hereunder for any reason. However, if this Agreement is not renewed for at least one additional year beyond the date specified in Section 2.1(a), then the additional twelve month period of non-competition (i.e. after termination of employment) provided in Section 9 shall not be applicable to Executive.

3. Salary. During the term of his employment under this Agreement, as compensation for his services hereunder and in consideration of the covenants of Executive herein, Executive shall be entitled to a salary at a rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per year. Such salary will be paid in equal semi-monthly installments or with such other frequency as Company shall elect (but not less frequently than semi-monthly) and shall be subject to withholding and other deductions by reason of federal or state law.

4. Reimbursement for Expenses. Company agrees to reimburse Executive for all reasonable business expenses incurred by him in connection with the performance of his obligations under this Agreement, subject to established reimbursement policies of the Company in effect from time-to-time regarding expense reimbursement.

5. Fringe Benefits. Executive shall be entitled to the following fringe benefits during the term of his employment under this Agreement. The Executive understands that he will recognize income to the extent provided by law in respect of certain of the benefits hereunder, including cancellation of indebtedness income, and that these benefits shall be subject to withholding and other deductions by reason of federal or state law.

5.1 Vacation and Car Allowance. (a) Executive shall be allowed four (4) weeks of vacation per year, with full pay and without loss of any other compensation or benefits, during the term of this Agreement. Executive shall coordinate the schedule of his vacations with other executives and the personnel of Company and its affiliates so as to avoid any adverse effects on the Company's operations.

     (b)  Executive will receive a car allowance of $600 per month.
5.2  Bonuses.

          a) With reasonable promptness after the end of each half year included in each of the Company's fiscal years covered by this

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

               Agreement, the Executive shall receive a bonus equal to five percent (5%) of the Company's pre-tax profits for said half year but not to exceed for such fiscal year as a whole seventy-five percent (75%) of the amount of Executive's annual salary. The Company's pre-tax profits shall be its income after all expenses, adjustments and deductions except income taxes, but shall not include the effects, if any, of extraordinary items and accounting changes, as set forth in its consolidated financial statements (audited, if applicable) for such half year or year as included in its second quarter report on Form 10-Q for such fiscal year or in its annual report on Form 10-K for such fiscal year as filed with the Securities and Exchange Commission (in the absence of such filing, to be based on the Company's financial statements otherwise prepared). In any event, the sum of the Company's pre-tax profits for the first half of such fiscal year and the second half of such fiscal year shall not exceed the total for such full fiscal year as included in such annual report on Form 10-K. For comparative purposes, in the Company's 1996 annual report on Form 10-K/A, the amount of such pre-tax profits in fiscal year 1996 was a loss of $3.365 million (i.e., a negative amount) as captioned in the Company's consolidated statements of operations as "net earnings (loss)", since the Company reflected neither taxes nor tax benefit in such year.
          b) During the term of the Executive's employment under this Agreement, with reasonable promptness after the end of each month, commencing with the month of April 1997, in order to emphasize sales revenue growth for Sattel Communications LLC ("Sattel"), which is presently an 80% owned indirect subsidiary of the Company, Executive shall receive a bonus equal to one-half percent (0.5%) of the sales revenues of Sattel for such month, provided that: (i) the gross margin of Sattel's sales for such month (defined as net sales revenues less cost of sales) shall be at a level of sixty-two percent (62%) or greater (provided that such requirement shall instead be fifty-five percent (55%) for months prior to and including September 1997), (ii) such bonus based on revenues of Sattel shall be payable only as and when sales revenues are received by Sattel in the form of cash, and (iii) for each fiscal year covered by this Agreement, the aggregate amount for all months of such bonus based on sales revenues of Sattel shall not exceed thirty percent (30%) of the amount of Executive's annual salary, provided that, if the sales revenues of Sattel for such fiscal year as a whole exceed $18 million, then such percentage limitation shall instead be fifty percent (50%) of the amount of

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

               Executive's annual salary, and if the sales revenues of Sattel for such fiscal year as a whole exceed $25 million, then such percentage limitation shall instead be one hundred percent (100%) of the amount of Executive's annual salary. The Company may delay or limit the payment of any bonus pursuant to this Section 5.2(b) until such time as these requirements are met. If for any reason an excess bonus is paid, for example because sales revenues in a previous month are reversed, due to a refund, then the Company shall be entitled to a corresponding refund of bonus and/or a credit against a future bonus, as appropriate.

          With respect to both paragraphs a) and b) above, (i) the amounts of pre-tax profits of the Company and sales revenues of Sattel shall be calculated based on generally accepted accounting principles consistently applied, except as specifically mentioned above and
          (ii) such provisions have been agreed to in contemplation of the Company's fiscal year ending on or about March 31, 1998, and it is understood that such provisions might be continued unchanged, or might be amended or deleted or replaced with other provisions, according to the mutual agreement of the parties, in connection with the extension, if any, of this Agreement. See Sections 2.1 and 11.1 of this Agreement.

5.3 Other Fringe Benefits. Executive may receive such other additional fringe benefits, if any, as the Board of Directors may from time-to-time make available to Executive at the Board of Directors' sole discretion. The parties understand that the Company is in the process of arranging a new equity financing, for which the efforts of the Executive have been substantial, in the amount of $3.5 million or greater. Subject to the closing of such additional equity financing, Executive shall be entitled to the following:

          a) Executive has a $300,000 note payable to the Company. On the date of this Agreement (or, if later, on the date such $3.5 million financing condition is met), a portion of such note will be forgiven in the amount of $100,000 of the unpaid principal, and interest on such forgiven portion. Thereafter, if this Agreement shall be renewed for an additional year or years, pursuant to Sections
               2.1 and 11.1 hereof, the Company agrees that additional portions of such note in the principal amounts of $100,000 and $100,000, respectively, will be forgiven at the dates that are twelve (12) months and twenty-four (24) months, respectively, after the date of this Agreement. Such three scheduled instances of forgiveness are each subject to the conditions (i) that the Executive remains as an employee of the Company at each such forgiveness date and (ii)

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

               that the Company shall not be, or be rendered as a consequence of such forgiveness, bankrupt or insolvent at such respective dates.

          b) The Company notes that the Class B units of Sattel are convertible (the holders thereof having both the right and the obligation to convert the same into shares of the Company's common stock) upon, among other things, Sattel achieving cumulative pre-tax profits of at least $15 million over four consecutive quarters in the future. Such conversion is at a rate of 500 shares of the Company's common stock for each Class B unit, subject to adjustment. At such time as, among other things, a majority of the Class B units are so converted, then the Class A units of Sattel shall also be converted on the same terms as the Class B units, except with a possible upwards adjustment to reflect the priority of distribution associated with the Class A units. The Company will waive the foregoing condition that Sattel achieve cumulative pre-tax profits of at least $15 million over four consecutive quarters in order for the Class B units, and the Class A units, to be convertible. Instead, the Company will establish terms permitting, but not requiring, the Class B units to be converted at the election of the holders following the date such $3.5 million financing is achieved as referred to above or at any time thereafter. The Class A units will also become convertible, on the same terms as the Class B units, at the option of the holders, at such time as a majority of the Class B units have actually been converted by the holders thereof or at any time thereafter. These new terms for conversion will apply only to holders of the Class A and B units who are currently (or were as of June 30, 1997) directors, officers or employees of the Company and its subsidiaries. As to all other holders, the previously existing terms and conditions shall remain unchanged. The Executive will be entitled to participate therein on the same basis as all other holders of the Class B units or Class A units, according to the units held by the Executive. The Company does not contemplate that any demand registration rights under federal or state securities laws will be applicable to any such conversion, and such securities, including the shares of the Company's common stock issuable upon conversion, will only be available for resale in accordance with applicable securities laws and exemptions thereunder, including Rule 144 under the Securities Act of 1933, as amended. However, as soon as reasonably practicable, but not earlier than the time the Company becomes current in its reporting under the Securities Exchange Act of 1934, the Company intends to file a registration statement on Form S-8 to

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

               cover such conversion to the extent registration on such form for such conversion is then available. Additionally, in case registration on such form for such purpose is not reasonably practicable or available, the Company will give appropriate consideration to allowing a piggy-back registration.

6. Definitions. As used in this Agreement, the following words have the meanings specified:

          a) "Proprietary Ideas" means ideas, suggestions, inventions and work relating in any way to the business and activities of Company which may be subjects of protection under applicable laws, including common law, including patents, copyrights, trade secrets, trademarks, service marks or other intellectual property rights.
          b)   "Inventions" means inventions, designs,
               discoveries, improvements and ideas, whether or not patentable, including without limitation, novel or improved products, processes, machines, software, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either (a) relate to (i) the business of Company as conducted from time-to-time or (ii) the Company's actual or demonstrably anticipated research or development, or (b) result from any work performed by Executive for Company.
          c) "Confidential Information" means Proprietary Ideas and also information related to Company's business, whether or not in written or printed form, not generally known in the trade or industry of which Executive has or will become informed during the period of employment by the Company, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, trade secrets, know-how, research and development programs, sales methods, customer lists, mailing lists, customer usages and requirements, software and other confidential technical or business information and data; provided, however, that Confidential Information shall not include any information which is in the public domain by means other than disclosure by Executive.
          d) As used in Sections 6, 7, 8, and 9 only, the term "Company" shall include all entities affiliated with the Company.

7. Disclosure and Assignment of Inventions. Executive agrees to disclose to the Company (and, if requested to do so, to provide a written description thereof to the Company), and hereby assigns to Company all of Executive's rights in and to, any Inventions conceived or reduced to practice at any time during Executive's

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

     employment by Company, either solely or jointly with others and whether or not developed on Executive's own time or with Company's resources. Executive agrees that Inventions first reduced to practice within one (1) year after termination of Executive's employment by Company shall be treated as if conceived during such employment unless Executive can establish specific events giving rise to the conception which occurred after such employment. Further, Executive disclaims and will not assert any rights in Inventions as having been made, conceived or acquired prior to employment by Company except such as are specifically listed at the conclusion of this Agreement. Executive shall cooperate with Company and shall execute and deliver such documents and do such other acts and things as Company may request, at Company's expense, to obtain and maintain letters patent or registrations covering any Inventions and to vest in Company all rights therein free of all encumbrances and adverse claims.

8. Confidential Information. Except as required by law or regulatory agencies, Executive shall not disclose to Company or induce Company to use any secret or confidential information belonging to persons not affiliated with Company, including any former employer of Executive. In addition to all duties of loyalty imposed on Executive by law, Executive shall maintain Confidential Information in strict confidence and secrecy and shall not at any time, during or at any time after termination of employment with Company, directly or indirectly, use or disclose to others any Confidential Information, or use it for the benefit of any person or entity (including Executive) other than Company, without the prior written consent of any duly authorized officer of Company (except for disclosures to persons acting on Company's behalf with a need to know such information). Executive shall carefully preserve any documents, records and tangible data relating to Inventions or Confidential Information coming into Executive's possession and shall deliver the same and any copies thereof to Company upon request and, in any event, upon termination of Executive's employment by Company.

9.   Non-Competition.

          a) At all times during Executive's employment by the Company (whether pursuant to this Agreement or otherwise) and, to the fullest extent permitted by applicable law, for a period of twelve (12) months following the termination of such employment, Executive will not, in any capacity whatsoever, in any state in the United States or in any other country, directly or indirectly, participate in or assist in the ownership, management, operation or control of, or have any beneficial interest in, or provide employment, consulting or other services for, any corporation, partnership, association or other person or entity ("Competitive

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

               Business") which is engaged in the development, manufacture, marketing, distribution, service and/or sale of voice or data switching equipment, and which directly competes or is planning to directly compete with the Company's products or services (including products and services under development). If the business is multi-faceted, this restriction shall apply to only that part of the business which is competitive to Company.
          b) In furtherance of the foregoing, but as an independent obligation of Executive, Executive agrees that he will not, to the fullest extent permitted by applicable law, during the one-year period following termination of his employment with Company, be connected in any way with the solicitation of any then current or potential customers or suppliers of Company if such solicitation is likely to result in a loss of business for Company.
          c) In furtherance of the foregoing, but as an independent obligation of the Executive, Executive agrees that, to the fullest extent permitted by applicable law, during the one year following termination of his employment with the Company, he will not solicit for employment, employ or engage as a consultant any person who had been an employee of the Company at any time in the one-year period prior to termination of Executive's employment with Company.
          d)   In the event the covenants set forth in this
               Section 9 are found to be unenforceable or invalid by reason of being overly broad, the parties hereto intend that such covenants shall be limited to such scope, geographic area and duration as shall make such covenants valid and enforceable.

10. Government Laws, Regulations and Contracts. Executive agrees to comply, and to do all things necessary for Company to comply, with all federal, state, local and foreign laws and regulations and government contracts which may be applicable to the business and operations of Company.

11.  Miscellaneous.

11.1 Amendment and Modification. Company (by action of its Board of Directors) and Executive may amend, modify and supplement this Agreement only in such manner as may be agreed upon by Company and Executive in writing. This provision shall be applicable to any extension of the term of this Agreement as provided in Section 2.1. All determinations, waivers, consents, approvals or other acts on the part of the Company that are permitted or required by this Agreement shall similarly require the approval of the Board of Directors.

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

11.2 Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the employment relationship created hereby and supersedes and discharges any prior agreements pertaining to employment between Executive and the Company. There have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein relating to such employment relationship.

11.3 Assignment. This Agreement shall not be assigned by either party without the written consent of the other party. Inasmuch as this Agreement contemplates the provision of personal services by the Executive, ordinarily this Agreement shall not be assignable by the Executive. This Agreement shall not be assigned by the Company except with the prior written consent of the Executive, which he shall not unreasonably withhold. Any attempted assignment without such written consent shall be null and void and without legal effect.

11.4 Binding Effect; Specific Performance.  Subject to
     Section 11.3 hereof, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors, assigns, heirs, executors, administrators and personal representatives. The parties hereto shall be entitled, at their option, to the remedy of specific performance to the fullest extent permitted by applicable law in enforcing the provisions of this Agreement.

11.5 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, or the employment relationship hereunder, shall be settled by binding arbitration in Los Angeles, California administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

11.6 Agreement Severable; Waiver. This is a severable Agreement and in the event that any part of this Agreement shall be held to be unenforceable, all other parts of this Agreement shall remain valid and fully enforceable as if the unenforceable part or parts had not been included herein. No waiver of any provision of this Agreement shall be binding unless executed in writing by the party to be bound hereby. No waiver of a breach of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided. No failure or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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

11.7 Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when actually delivered to the recipient or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive, to:  Daniel W. Latham
                                26025 Mureau Rd.
                                Calabasas, CA 91302

          If to Company, to:    The Diana Corporation
                                Attn:  Board of Directors
                                26025 Mureau Rd.
                                Calabasas, CA 91302

     or to such other address as either party may have furnished to the other in writing in accordance herewith except that notices of a change of address shall be effective only upon receipt.

11.8 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
     CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
     CALIFORNIA, WITHOUT REFERENCE TO THE CHOICE OF LAW
     PRINCIPLES THEREOF.

EXECUTIVE ACKNOWLEDGES HAVING READ, EXECUTED AND RECEIVED A
COPY OF THIS AGREEMENT, INCLUDING THE FOLLOWING NOTICE, AND
AGREES THAT, WITH RESPECT TO THE SUBJECT MATTER HEREOF, IT
CONSTITUTES EXECUTIVE'S ENTIRE AGREEMENT WITH COMPANY,
SUPERSEDING ANY PREVIOUS ORAL OR WRITTEN COMMUNICATIONS,
REPRESENTATIONS, UNDERSTANDINGS OR AGREEMENTS WITH THE
COMPANY OR ANY OF ITS OFFICIALS OR REPRESENTATIVES.

Notwithstanding anything to the contrary in Section 7 hereof, this Agreement does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates (i) to the business of the Company as conducted from time-to-time or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Executive for the Company.

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

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


THE DIANA CORPORATION ("Company")

By: /s/ Jack E. Donnelly           Date:  September 4, 1997



DANIEL W. LATHAM ("Executive")

By: /s/ Daniel W. Latham           Date:  September 4, 1997

     List of Inventions Excepted From Section 7 Above:

                            None

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